Exhibit 10.6

Shea Homes Limited Partnership MASTER AGREEMENT FOR OFF-SITE AND ON-SITE CONSTRUCTION
(For use in Arizona)
MASTER AGREEMENT NUMBER: 06-795093

This Master Agreement for Off-Site and On-Site Construction (the "Master Agreement') is entered into as of 03/29/06 (the "Effective Date") between Shea Homes Limited Partnership, a California limited partnership ("Builder") and Floor Art ("Contractor"), regardless of whether Contractor's actual capacity will be prime contractor or subcontractor.
Section 1.	INCORPORATION OF MASTER AGREEMENT INTO CONTRACT AND TERM

1.1 Incorporation. This Master Agreement establishes the general conditions applicable to any specific Construction Contract (the "Contract") subsequently entered into between Builder and Contractor. The provisions of this Master Agreement will apply to and become part of any bid submitted by Contractor to Builder and any Contract entered into between Contractor and Builder and any Labor and Material Authorization (“LMA”), Customer Option Request ("COR”). Field Purchase Order ("FPO"') or Change Order issued by Builder to Contractor. Unless otherwise indicated, he capitalized terms used but not defined in this Master Agreement have the definitions stated in the Contract.

1.2 Applicability to Open Contracts. Contractor and Builder agree, acknowledge and accept that this Master Agreement hereby replaces and supersedes any prior master agreement entered into between Builder and Contractor. All open On-Site and Off-Site Contracts, including all open LMAs, CORs, FPOs, Change Orders or other amendments, issued prior to the effective date of this Master Agreement (as listed in Exhibit 1 attached hereto) (the "Open Contracts") are incorporated herein by reference and remain operative and in full force and effect except that this Master Agreement governs the Open Contracts from the Effective Date forward. All references in Open Contracts to the 'Master Agreement" or to a provision thereof, shall be deemed to refer to this Master Agreement.

1.3 Term. The term of this Master Agreement (the "Tern") will extend from the Effective Date until the fifth (5th) anniversary of the Effective Date unless cancelled or modified in writing by Builder prior to that time or extended for completion of a Contract as provided in such Contract. The term of any Contract commences on its effective date and ends upon the Completion of Work unless a written termination is issued prior thereto.

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Section 2. DEFINITIONS

"Applicable Requirements" means all federal, state and local laws, statutes, ordinances, codes, rules, regulations, orders, judgments and decrees applicable to the Work, including without limitation a state or federal Storm Water Pollution Prevention Plan ("SWPPP") and the Arizona Registrar of Contractor Standards.

"Builder" is defined in the preamble.

"Builder's Authorized Representative" means the person specified in Section 1.4 of the applicable Contract, or such other Project Manager or other individuals, as Builder designates to Contractor.

"Business Day" is defined in Section 13.1.

"Change Order" means a written document provided by Builder changing the Work, Construction Schedule or Contract Price, to be signed by both Builder and Contractor.

"Completion of Work" means (a) the Work has passed all applicable inspections and Contractor has obtained all required approvals, permits, certificates and sign-offs from the appropriate agencies, including governmental authorities and utilities. (b) all Work, including all punch list work, has been completed to Builder's satisfaction, as evidenced by a written approval notice to Contractor from Builder's Authorized Representative and (c) Contractor has delivered to Builder the as-built Plans, annotated Specifications and other documentation required in Section4.5 below, and cleaned the Site as required in Section 4.6(a) below.

"Construction Schedule" means a document containing specific time periods and deadlines associated with construction of the Project and performance of the Work.

"Contract" is defined in Section 1.1.

"Contract Documents" means the Master Agreement, the Contract, Plans, Specifications, engineering reports, soils reports, acoustical reports, geotechnical and geological investigation reports, Environmental Impact Reports, energy efficiency requirements, Shea Standard Quality Requirements. Shea Standard Safety Requirements and other documents specified in Schedule B attached to the Contract, and all subsequent Change Orders, CORs and LMAs.

"Contract Price" means the compensation for the Work, as specified in Schedule C attached to the Contract.

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"Contractor" is defined in the preamble.

"Customer Option Request" or “COR” means a written document provided by Builder to be signed by both Builder and Contractor designating certain optional items, features or amenities to be installed or constructed at certain Houses.

"Effective Date" is defined in the preamble.

"FHA” defined in Section 4.3.

"FPO" is defined as a Field Purchase Order issued for additional work by Builder's Authorized Representative.

"Formal Claims Process" is defined in Section 4.l(e)(l). "Hazardous Substance" is defined in Section 4.6(g)(I). "House" or "Houses" means either a single-family house or a unit within a multi-unit building, whichever is applicable.
"HUD" is defined in Section 4.3.

"IIPP" is defined is Section 4.6(e)(2).

“Labor and Material Authorization" or "LMA" means a document, which will be provided to Contractor by Builder authorizing a particular repair or similar one-time only correction to the Work, or addition or separate Work.

"Limited Warranty" is defined in Section 4.1 (e)(l). "Losses" is defined in Section 8.1.

“Master Agreement" is defined in the preamble.

"Owner" is defined in a Contract if different than Builder.

"Payment Authorization" means all written authorizations Builder that may require to be submitted with invoices for payment.

"Plans" means the most current version of plans specified in Schedule B attached to the Contract.

"Project" means the construction project specified in the Basic Terms of the Contract.

"Proprietary Information" is defined in Section 12.1.

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"Shea Homes Partnership Insurance Program" or "SHPIP" is defined in Section 9.1.

"Site" means the physical location of the Project.

"Specifications" means the specifications specified in Schedule A attached to the Contract, including Shea Standard Quality and Shea Specific Community Requirements.

"Supervisor" means Contractor's Supervisor designated under the Contract Documents.

"Term" is defined in Section 1.2.

"VA" is defined in Section 4.3.

Work" or "Scope of Work" means the work specified in Schedule A attached to the Contract, as modified by subsequent Change Orders, CORs and LMAs.

Section 3. BUILDERICONTRACTOR RELATIONSHIP

Builder and Contractor are committed to working together in a relationship based on integrity and continual improvement in order to achieve a mutually beneficial relationship and to deliver exceptional value and quality to Builder's customers. Contractor acknowledges that its relationship with Builder and its responsibilities under this Master Agreement include a continuing need for process improvements, elimination of waste and more efficient use of labor and materials.

Section 4. CONTRACTOR'S WORK

4.1 Applicable Requirements and Plans and Specifications.

4.1(a) Performance Standards. Contractor must expeditiously perform the Work in a good and workmanlike manner and must provide all labor, materials, tools, supplies, equipment, machinery, supervision, coordination, transportation, services and all other things necessary for execution of the Work. Contractor must perform the Work in accordance with all Applicable Requirements, the Contract Documents and the model Houses, where applicable.

4.l(a)(l) Where the Plans or Specifications describe portions of the Work in general terms, but not in complete detail, the best industry custom and practice is to prevail and only materials and workmanship of the first quality are to be furnished. Whether or not shown by the Contract Documents, the Work includes any item of labor, service and/or material reasonably implied or customarily furnished by a contractor performing work of the type comprising the Work, or required to complete the
Work in compliance with any Applicable Requirements. Contractor must furnish, without extra charge, any additional material and labor required to comply with Applicable Requirements, the Contract Documents and the model Houses, where applicable, even though not mentioned in the Specifications or shown on the Plans.

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4.l(a)(2) All material must be installed in accordance with the manufacturer's specifications. If Contractor installs any material in a manner that voids the manufacturer's guarantee and/or warranty without prior written authorization from Builder. Contractor assumes all obligations under the manufacturer's guarantee and/or warranty at Contractor's sole cost and expense.

4.1(b) Notification of Inconsistencies. Contractor must provide written notification to Builder of any inconsistency between the Contract Documents and Applicable Requirements or model Houses, where applicable, or of any other inconsistency, error or omission Contractor may discover in the Contract Documents. If Contractor performs any portion of the Work which Contractor knows, or should know, is inconsistent with any Applicable Requirements or model Houses. where applicable, or which otherwise involves an inconsistency, error or omission, without having previously reported it to Builder in writing, Contractor will bear all costs for correction and any associated delay.

4.1(c) Priority of Documents. If any inconsistency among the Contract Documents cannot be resolved through ordinary contract interpretation, the following priority will apply: (1) the Contract; (2) Specifications; (3) Plans (except that Plans have priority over Specifications as to quantity); and (4) this Master Agreement.

4.l(d) Permits. Builder will secure all required permits EXCEPT when Contractor is specifically required by the Contract to secure permits for the Work.

4.1(e) Compliance. With Arizona Purchaser Dwelling Act and Homeowner Claims Process. Builder has adopted certain claims resolution procedures in light of Article 14 of Title 12 of the Arizona Revised Statutes (ARS section 12 1361 et seq effective August 22, 2002, as amended from time to time and commonly referred to as the Purchaser Dwelling Act (“PDA”). To the extent requested by Builder Contractor shall participate in the investigation and resolution of claims submitted to Builder pursuant to the PDA, including any homeowner customer service requests and/or any formal claims, mediation, binding arbitration and/or alternate dispute resolution processes following any PDA proceedings or resulting therefrom (“Homeowner Claims Process”). Builder will compensate Contractor4 for its time in participating in the Homeowner Claims Process; provided that, if the claims relate to alleged deficiencies in Contractor’s Work, then the Contractor’s participation will be without charge to Builder.

4.2 Contractor's Expertise, Representations and Warranties.

4.2(a) Contractor's Expedite. Contractor acknowledges that Builder relies upon Contractor's experience, expertise, recommendations and supervision in the performance and scheduling of the Work and in striving continually to improve upon the methods and materials necessary for completing the Work.

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4.2(b) Representations and Warranties. Contractor represents and warrants that it is:

(1)
an expert in its field and trade and able to furnish the facilities, tools, materials, supplies, equipment and qualified personnel financially solvent, able to pay its debts as they mature and  required to perform the Work, and has sufficient expertise and competence to do so;

(2)	possessed of sufficient working capital to perform the Work and meet its obligations under the Contract Documents;

(3)           authorized to do business in Arizona;

(4)
properly qualified, certified and licensed to perform the Work by all governmental and quasi-governmental authorities having jurisdiction over Contractor or the Work, and will remain so at all times during performance of the Work;

(5)	a duly formed and existing legal entity in good standing in Arizona and the jurisdiction within which the entity was formed; and

(6)           duly authorized to execute this Master Agreement and any Contracts hereunder; and

(7)	including in its Contract Price sufficient money to comply with all applicable local, state and federal laws or regulations governing the labor or services provided.

4.3 Applicable HUD Standards. Upon notice by Builder to Contractor of intent to sell all or any portion of the Project under the mortgage insurance programs of the U.S. Department of Housing and Urban Development ("HUD")Federal Housing Administration ("FHA") or the Loan Guarantee programs of the Veterans Administration ("VA"), Contractor warrants that any Work it performs on the Project meets or exceeds those standards published in the latest edition of the FHANA minimum property standards, even though not mentioned in the Specifications or shown on the Plans.

4.4 Inspection of Work and Rework.

4.4(a) Inspection of Work. The Work is subject to inspection and approval by both the Builder and governmental authorities and utilities. Contractor must do each of the following:

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(1)           Perform frequent and on-going inspections of the Work to ensure that the Work is in compliance with the Contract Documents, Applicable Requirements and model Houses, where applicable. Contractor will not be relieved from any of its responsibilities with respect to the Work by the activities or duties of Builder or Builder's Authorized Representative, or by inspections required or performed by persons other than Contractor.

(2)	Fully comply with all inspection programs and protocols designated by Builder.

(3)	Coordinate all required inspections of the Work by governmental authorities and utilities.

(4)	Give Builder's Authorized Representative timely notice (at least 48 hours) of governmental and utility inspections so that the Authorized Representative may observe the inspections.

(5)
Bear all costs and any associated delay for re-inspection and correction (to the satisfaction of Builder and the relevant governmental authority or utility) if the Work or any portion of it fails to pass inspection.

(6)           Commence corrective work within twenty-four (24) hours after the failed inspection and diligently pursue the corrective work to satisfactory completion.

44b) Coverage of Work. If any portion of the Work is not visually observable or is otherwise covered prior to required inspection or contrary to the requirements of the Contract Documents or the request of Builder's Authorized Representative, that portion must be uncovered or removed at Contractor's cost and after inspection must be recovered or replaced at Contractor's cost, all without any extension of time.

4.4(c) Resolution of Dispute over Quality. If any dispute arises as to the quality or type of materials furnished, Builder's reasonable decision regarding the quality or type of materials to be used is binding on Contractor during the course of the Work. Thereafter, Contractor may choose to seek extra payment for the cost of the labor or materials, provided all notices have been timely submitted as required in Section 5, below.

4.5           As-Built Plans, Annotated Specifications and Other Documentation.

4.5(a) As Built Plans and Specifications. When required by the Contract, Contractor must prepare and maintain on a current basis an accurate and complete set of as-built Plans showing clearly all changes, revisions and substitutions during construction, including, without limitation, field changes and the final location of all mechanical equipment, utility lines, ducts, outlets, pipes, structural members, walls, partitions, and other significant features, and as related to the Work, annotated Specifications marked in the field to show all changes, revisions and substitutions.

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4.5(a)(l) In the event of a Specification that allows Contractor or any subcontractor to elect one of several brands, makes or types of material or equipment. Contractor must show which of the allowable items was furnished.

4.5(a)(2) The as-built Plans and annotated Specifications must be kept at the Site, and must be available for inspection by Supervisor, Builder and any governmental authorities or utility companies and must be provided to Builder at the Completion of Work.
4.5(b) Documentation. At the Completion of Work, Contractor must provide Builder with all operating manuals, guarantees, warranties, and product warranties, which relate to any materials or equipment installed by Contractor as well as the names of replacement parts suppliers and all other similar documentation relating to the Work.

4.6      Site Requirements

4.6(a) Cleanliness.

4.6(a)(1)  Contractor must keep its work areas in a neat and safe condition at all times and ensure that neither it nor its subcontractors, nor others for whom it is responsible, create any hazardous or unsafe conditions which might affect others on or off the Site.

4.6(a)(2) On a daily basis Contractor must pile all rubbish, waste and debris resulting from the Work in a location or trash bin designated by Builder's Authorized Representative and must ensure that all materials, supplies and equipment are properly and safely stored.

4.6(a)(3) At the Completion of Work, Contractor must remove from and about the Site all waste materials, rubbish, tools, construction equipment, machinery and surplus materials, and must leave the Site in 'broom clean" condition.

4.6(a)(4) If Contractor intends to dispose of any soil or debris generated from excavation, drilling or other activities, or Hazardous Substances (as defined in Section 4.6(g) below, then Contractor must give Builder's Authorized Representative notice prior to disposal so Builder can sample and profile the materials or Hazardous Substance and require Contractor to effect such disposal only at facilities approved by Builder in advance and in writing.

4.6(b) Drug Free. Illegal drugs (including prescription drugs belonging to another) and alcohol are strictly prohibited on the Site at all times. Contractor must instruct its employees, subcontractors and others for whom it is responsible that the possession of illegal drugs or alcohol while on the Site, or working on the Site under the influence of illegal drugs or alcohol, will result in immediate removal of employee from all of Builder's projects. Contractor must strictly enforce this policy. Contractor failure to enforce this policy is a material breach of this Master Agreement and any Contract, and a basis for terminating any Contract as well as for terminating this Master Agreement.

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4.6(c) Supervision.

4.6(c)(I) At any time Contractor is performing the Work, and at other times as necessary, the Contractor's supervisor must be present at the Site. The Supervisor must be skilled and knowledgeable both in the performance and supervision of the Work and fully knowledgeable regarding the requirements of the Contract Documents and Applicable Requirements. So far as reasonably possible, Contractor will keep the same Supervisor on the job throughout the performance of the Work. The Supervisor must be authorized to respond to the needs and requirements of Builder without obtaining further authorization. At its sole discretion, Builder may require Contractor to replace its Supervisor on twenty-four (24) hour notice at no cost to Builder.

4.6(c)(2) The Supervisor must have the linguistic skills necessary to communicate with Contractor's employees, subcontractors, suppliers and others for whom Contractor is responsible, whatever their primary language may be, as well as to communicate fully with Builder's Authorized Representative.

4.6(c)(3) If Contractor fails to have adequate supervision on the Site, Builder may supply its own supervision, at Contractor's cost, or in the alternative, cause all Contractor's employees to cease work until adequate supervision is provided, again at Contractor's cost, including any associated delay.
4.6(c)(4) Contractor acknowledges that Builder is solely responsible only for the general supervision and coordination of the construction and performance of the Work. Contractor is solely responsible for determination of the type of equipment to be used and the manner in which the Work is to be performed.

4.6(d) Training.

4.6(d)(l) Contractor warrants that its employees and any subcontractors or others for whom Contractor is responsible have received or will receive, prior to commencing the Work, all training and instruction necessary for performance of the Work in conformance with Applicable Requirements, the Contract Documents and industry standards.

4.6(d)(2) Contractor warrants that each of the employees who are performing the Work is knowledgeable about the requirements of the Contract Documents and Applicable Requirements.

4.6(d)(3) Builder may require contractor to remove and replace any employee who is inadequately trained, who fail to demonstrate the necessary skills to do the Work, or who is not knowledgeable about the requirements of the Contract Documents and Applicable Requirements.

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4.6(e) Safety.

4.6(e)(l) Contractor must fully comply with all Applicable Requirements with respect to occupational health and safety, accident prevention and safety equipment and safe practices. Contractor must fully cooperate with Builder's Safety Manager to implement and enforce Shea Standard Safety Requirements and any other accident prevention and safety program of Builder. Contractor' must cooperate with any regulatory agency consultation or compliance inspections. Contractor is responsible for protecting the public from hazards related to the Work.

4.6(e)(2) Contractor must have an Injury/Illness Prevention Program ("I.I.P.P.") and Contractor must provide Builder with a copy of its I.I.P.P. upon request. Contractor must conduct periodic inspections of Site conditions and equipment and must provide documentation of such inspections to Builder's Safety Manager upon request. Contractor must provide personal protective equipment and adequate safety training to all of its employees.

4.6(e)(3) Contractor must immediately notify Builder of any incident which causes personal injury, or environmental or property damage, and must cooperate fully with Builder's Risk Management Department.

4.6(e)(4) Contractor is responsible for ensuring that all vehicles used or required for the performance of the Work, including ANY vehicle brought on Site by Contractor, any subcontractor or any of their respective employees, suppliers or others for whom Contractor is responsible be in safe operating condition and registered and insured as required by state law.

4.6(e)(5) Contractor accepts sole responsibility for providing a safe work place for its and its subcontractors' employees, suppliers and others for whom Contractor is responsible, including without limitation safety training and the adequacy, and required use, of all safety equipment. Contractor must pay any fine imposed on Builder as a result of Contractor's violation of Applicable Requirements. In the case of Contractor's failure to maintain a safe work area, Builder may (but is not required to) correct the dangerous condition at Contractor's cost.

4-60 Storage On Site.

4.6(f)(l) Builder's Authorized Representative may, within its sole discretion, permit Contractor to store materials, tools or equipment on the Site. Contractor must strive to minimize the length of time that materials are stored at the Site, and must coordinate with Builder's Authorized Representative to ensure prompt installation of stored materials. If Contractor is enrolled in SHPIP, Contractor's "all risk" builder's risk insurance will cover all materials, equipment and supplies which are to become a permanent part of the Project on a replacement cost basis, as specified in the current SHPIP insurance manual. Contractor's tools and equipment (including office trailers, tool sheds and any other temporary structures) not intended to become a permanent part of the Project are excluded from the "all risk" coverage. Also, even if Contractor is enrolled in SHPIP, Contractor shall be responsible for the claim reduction amount applicable to premises property damage liability, as stated in the operative SHPIP insurance manual.

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4.6(f)(2) If Contractor is not enrolled in SHPIP, Contractor is solely responsible for materials, tools and equipment stored at the Site. In the event of loss or damage, Contractor must proceed promptly to make repairs to or to replace the lost or damaged items at Contractor's cost. Contractor waives all rights of indemnity it might have for loss or damage to materials, tools or equipment stored at the Site caused by Builder's passive negligence.

4.6(9(3) Builder will not provide any utilities for storage facilities. Contractor must maintain permitted storage areas in a neat, safe and sanitary condition and in compliance with all Applicable Requirements. By written notice to Contractor, Builder may revoke Contractor's use of any permitted storage area at any time. In such event, Contractor must remove all materials, tools, equipment, goods and facilities and restore the area to its original condition within three (3) days after delivery of the removal notice.

4.6(g) Hazardous Substances.

4.6(g)(I) For purposes of this Master Agreement, "Hazardous Substance" means any substance or material which has been determined. or during the time of the performance of the Work is determined to be capable of posing a risk of injury to health, safety , property or the environment, by any federal state or local governmental authority, including without limitation petroleum hydrocarbons or any fraction thereof, including "hazardous material," "hazardous substances" and "pollutant " as such terms are defined in A.R.S. Section 28-101, et seq. and A.R.S. Section 49-201, et seq., or other applicable environmental laws, as amended from time to time. This definition of Hazardous Substances is intended to be broad and may include ordinary materials associated with Projects covered under this Master Agreement.
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4.6(g)(2) Contractor must use and store on the Site only the minimum quantities of any Hazardous Substance required for the Work. Contractor must fully comply with all Applicable Requirements regarding the use, storage and disposal of any Hazardous Substance, and must notify Builder and other contractors on the Site if Contractor intends to use any Hazardous Substance. Contractor must promptly cause any Hazardous Substance spilled or otherwise released onto the Site, the ground water under the Site or the air above the Site, by Contractor or others for whom Contractor is responsible to be cleaned-up and removed by approved methods and by duly qualified and licensed individuals.

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4.6(g)(3) . Upon request, Contractor must promptly provide Builder and any other affected parties with a Materials Safety Data Sheets ("MSDS"), and any other requested information, pertaining to any Hazardous Substance Contractor uses or intends to use on the Site.

4.6(g)(4) If Contractor encounters any Hazardous Substance on the Site it must immediately nottfy Builder's Authorized Representative and follow all directions of Builder with regard to the Hazardous Substance and communication with third parties regarding the Hazardous Substance.

4.6(h) Protection of Property.

4.6(h)(l) Contractor must perform the Work in such a manner that it will not injure, delay or damage any other work performed by Builder or any other contractor. Contractor must take all precautions necessary to protect all work installed by others and any public improvements, including, without limitation Houses, driveways, sidewalks, graded lots, curbs, and gutters. Vehicles may not be parked in driveways, sidewalks or graded lots except to load or unload materials.

4.6(h)(2) In the event that Contractor, its subcontractors, suppliers or others for whom it is responsible cause damage to other work or property, Contractor will bear the costs for correction or repair, except to the extent the costs are covered by SHPIP.

4.6(h)(3) Contractor must follow all orders of Builder's Authorized Representative with regard to access to the Site and parking and must enter and leave the Site as directed by Builder's Authorized Representative. It is Contractor's responsibility to prevent infringement of the rights of enjoyment of adjacent property owners. Contractor acknowledges that it has been specifically instructed to confine all activities to the Site, unless it receives prior written permission from both Builder and the owner of the other property Contractor intends to use.

4.6(i) Emergencies. In any emergency affecting the safety of persons or property, Contractor must take immediate action to prevent or alleviate threatened damage, injury or loss. Contractor must provide Builder with a twenty four (24) hour emergency phone number at which Contractor can be reached during non-work hours. If Contractor cannot be reached when called, Builder will take all necessary actions to protect life and property, at Contractor's cost if Contractor is responsible, except to the extent the costs are covered by SHPIP. Contractor's warranties will remain in effect under all conditions and will not be affected by the work of others during an emergency.

A6(j) Dust and Erosion Control For Off-Site Construction. If Contractor is performing Work under a Contract for Offsite Construction, then the following provisions apply:

4.6(j)(l) At all times during construction and until the Completion of Work, Contractor must prevent the formation of any air borne dust nuisance by use of appropriate methods which confine dust particles to the immediate surface of the Site. Contractor must provide its own labor, material and equipment for this dust control work. Dust control must conform to all applicable Air Quality Control Board standards and other Applicable Requirements. Contractor must pay any fine imposed on Builder as a result of Contractor's violation of any dust control standards, regulations or requirements and will also bear any and all costs to Builder (including construction delays) caused by Contractor's failure to comply with the terms of the paragraph.

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4.6(j)(2) At all times during construction and until the Completion of Work, Contractor must prevent erosion of dirt from any and all water sources. Erosion control must conform to all applicable Water Quality Control Board standards and other Applicable Requirements. Contractor must provide its own labor, material and equipment for this erosion control work. It is Contractor's sole responsibility to protect the Work during inclement weather and to repair the Work if damaged following inclement weather at Contractor's expense until the Completion of Work. Contractor must pay any fine imposed on Builder as a result of Contractor's violation of any erosion control standards, regulations or requirements and will also bear any and all costs to Builder (including construction delays) caused by Contractor's failure to comply with the terms of the paragraph. Contractor is responsible for all damages to adjacent properties or improvements as a result of Contractor's failure to control water or erosion, except to the extent the damages are covered by SHPIP.

4.60)(3) If Contractor fails to provide adequate dust or erosion control, Builder may suspend the Work, in whole or in part, until Contractor provides adequate dust or erosion control or Builder may provide dust and erosion control at Contractor's sole cost and expense. Contractor will perform the Work to avoid interference with any and all dust and erosion control measures of Builder or other contractors. Contractor will be responsible for any such interference and will pay all costs, fines or assessments associated therewith.

4.6(k) Protection of Dust and Erosion Control For On- Site Construction. If Contractor is performing Work under a Contract for On-Site Construction, then the following provisions apply:

4.6 (k)(l) Contractor will perform its onsite Work to avoid interference with any and all Dust and Erosion Control measures of Builder or other contractors or to cause violations of any and all Applicable Requirements for Dust and Erosion Control. Failure of Contractor to comply with this provision may result in Contractor being responsible for the payment of any resulting fines or assessments against Builder or other contractors.

4.6(j) Storm Water Pollution Prevention Plan. The Project is being developed in accordance with a Storm Water Pollution Prevention Plan ('SWPPP"). The SWPPP imposes requirements for the design, implementation and maintenance of Best Management Practices ('BMPs")to eliminate and/or mitigate all prohibited discharges into storm drains during and after construction of the Community. Contractor will be subject to the SWPPP and all BMPs established pursuant to the SWPPP. All activities undertaken by Contractor or Contractor's agents, employees, sub-contractors or representatives or others for whom Contractor is responsible, with respect to the Work must comply with the SWPPP and BMPs. The requirements of the BMPs include, but are not limited to, preventing run-off of soil, sand, sediment, oil, gasoline or other hydrocarbons, paint, fertilizers, pool chemicals, other household chemicals and other debris into the storm drains located in the Project. The SWPPP affirmatively obligates Contractor to take immediate corrective action whenever there is a violation of the BMPs as to the Work. Penalties include significant fines that will be imposed against Contractor for violation of the SWPPP or BMPs. Any violation of the SWPPP or BMPs attributable to Contractor shall be the sole responsibility of Contractor, including the obligation to pay any and all fines assessed against Contractor, Builder or the Project attributable to Contractor's violation.

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4.7 Site Conditions.

4.7(a) Verification of Existing Conditions and Warranty.

4.7(a)(l) Prior to beginning the Work, Contractor will carefully examine the Site, all previous work, all adjacent areas that may be affected by the Work, all Contract Documents and all model Houses (where applicable) and fully satisfy itself as to the nature and location of the Work and fully acquaint itself with all conditions, including subsurface conditions, which in any manner may affect the Work.

4.7(a)(2) Contractor assumes the risk of any variances between the actual conditions and the conditions shown or indicated in the Contract Documents, to the extent Contractor knows or should have known of such actual conditions, unless Contractor provides written notification to Builder prior to start of the Work. In all cases where dimensions are governed by field conditions that are already established, Contractor has full responsibility for correct knowledge of the actual conditions.

4.7(a)(3) If Contractor deems that surfaces or work to which its Work is to be applied or affixed are unsatisfactory or unsuitable, written notification of said condition(s) must be given immediately to Builder. By commencement of the Work, Contractor warrants that all related, adjacent or dependent work and materials are acceptable. Contractor is responsible to Builder for all damage or delay in connection with any failure of the Work due to defects or damages in the underlying surface of the Site or previous work by others, except to the extent the damages are covered by SHPIP.

4.7(b) Lines and Grades. If necessary, Builder will provide Contractor with base control points within fifty (50) feet of property lines, and with other lines, benchmarks and reference lines. Contractor acknowledges that as part of its Site inspection, it must verify the extent of such reference points to be supplied by Builder for Contractor's Work. If reference points are missing or Contractor finds the points inadequate, Contractor must immediately provide written notification to Builder. Absent written notification, Contractor assumes full responsibility for the accuracy of all lines, levels, and measurements and their relation to benchmarks, property lines, and reference lines. In all cases where dimensions are governed by conditions already established before Contractor starts the Work, Contractor has full responsibility for correct knowledge of the actual conditions. No variation from specified lines or grades may be made except on the witten direction of Builder's Authorized Representative. Contractor will bear all costs for correction and associated delay in connection with line or grade deviations unless Contractor can establish that the Engineer's staking was in error, and the error caused the need for corrective work.

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4.7(c) Underground Lines. Contractor is solely responsible to contact the Blue Stake Service for a staked location of all underground utilities prior to starting the Work, if necessary. Contractor is solely responsible for all costs for correction and associated delay in connection with repair of all utilities, marked or unmarked, damaged by it during performance of the Work, except to the extent the costs are covered by SHPIP.

4.7(d) Archaeological Monitoring. There may be archaeologically sensitive zones on the Site. Archaeological monitors may be present on the Site on a full or part time basis. In the event archaeological artifacts are discovered during performance of the Work, the appropriate governmental agency has and retains all right, title and interest to such artifacts and has the right to perform archaeological excavations as deemed necessary. In the event of archaeological examination and related delays of the Work, Contractor will be entitled to an extension time to complete the Work, subject to Section 4.10. However, Contractor has no claim for damages or compensation for the delay.
4.8 Subcontractors and Suppliers.

4.8(a) List of Subcontractors and Suppliers. Contractor must provide Builder with a list of the names and addresses of all subcontractors and suppliers who are to perform work for and or supply materials to Contractor in connection with the Work. Contractor must not make any substitution or addition to the list without first notifying Builder in writing. Contractor is solely responsible to Builder for the performance of its subcontractors and suppliers and their compliance with Applicable Requirements, the Contract Documents and model Houses, if applicable.

4.8(b) Payment of Bills. Contractor must timely pay for all labor, materials, equipment, transportation, and services, including applicable taxes, ordered for or used in the Work by Contractor. If a subcontractor or material supplier has performed in accordance with the provisions of its contract, Contractor shall pay its subcontractors and materials suppliers, and shall require each subcontractor to pay its sub-contractors and material suppliers, within seven (7) days after receipt by Contractor or Subcontractor, as applicable, of each progress payment or final payment the full amo8unt received for all such work and / or materials performed or supplied by such subcontractor, sub-contractor and/or material supplier. If Contractor fails to make any payment, Builder has the right, but not the obligation, to make payment directly to any of Contractors laborers, subcontractors or suppliers or for the account of
Contractor and to deduct the amount of the payment from any amounts due and owing to Contractor. If the funds payable to the Contractor are not sufficient to cover this amount, Contractor must promptly pay the difference to Builder on .demand.

Exhibit 10.6 - Page - 15

4.8(c) Liens. Contractor must not allow any claim of lien, stop notice or statutory withholding notice to be made or recorded against the Site or served against Builder and must provide to Builder, on demand, satisfactory evidence of any payment in dispute or a lien to stop notice bond. as appropriate. has been procured and recorded to remove such lien or stop notice. If any lien, notice, claim of lien or any attachment is recorded in connection with the Work, Contractor must cause such lien or attachment to be removed. In the event Contractor fails to have any lien or attachment removed within fifteen (15) days after Builder's demand, Builder may take whatever actions it deems necessary in order to remove such lien or attachment, at Contractor's cost (including attorney's fees and costs incurred by Builder).

4.8(d) Materials and Alternatives. If any items specified in the Contract Documents are discontinued, unavailable, or if Contractor desires to use a suitable alternative, Contractor must notify Builder in writing as soon as possible and must submit a list of alternatives with all necessary information pertaining to specifications, applications, characteristics, warranties, and costs. Builder's written approval is required prior to installation of any alternative.
4.9 Labor Relations.

4.9(a) Independent Contractor. Contractor is an independent contractor and is solely responsible for payment of all federal and state taxes and insurance and contributions for social security and unemployment taxes, which are based on the wages, salaries or other compensation paid by Contractor to its employees.

4.9(b) No Undocumented Workers. Contractor must employ, and must cause its subcontractors to employ, only American citizens or noncitizens with legal United States work authorizations and at all times must obey all Applicable Requirements concerning the employment of persons at the Site, including without limitation the requirements of the Homeland Act of 2002 and any applicable homeland security or immigration laws, rules and regulations.

4.9(c) Employment and Labor Regulations.

4.9(c)(l) Contractor must comply with all Applicable Requirements concerning equal opportunity employment and warrants that it and its subcontractors and suppliers are equal opportunity employers.

4.9(c)(2) Contractor recognizes that in the performance of the Work, it may be necessary to work side by side with other contractors on the Site who may, or may not, be signatories to collective bargaining agreements with labor organizations. Builder reserves the right to establish a "two gate" system at any time during performance of the Work. Contractor will not be relieved of its obligations to supply sufficient, properly skilled workers to perform the Work without delay or interruption as a result of any labor dispute between Contractor, or any of its subcontractors or suppliers, and their respective employees. Contractor will not be entitled to any adjustment to the Contract Price and must pay any increased costs as a result of any labor dispute involving its own forces or the forces of its subcontractors or suppliers. However, Contractor will be entitled to all direct out-of-pocket expenses reasonably incurred and may seek an extension of time as a result of a strike affecting a trade or product generally, as agreed upon by Contractor and Builder's Purchasing Department. Contractor represents and warrants, and will provide evidence upon Builder's request, that neither it nor any of its subcontractors or suppliers are delinquent in making payments or reports to any union fringe benefit trust fund or appears on any delinquency list published by any union fringe benefit trust fund.

Exhibit 10.6 - Page - 16

4.10 Time of Performance.

4.10(a) Sequencing and Schedule of Project Contractor acknowledges that Builder has complete control over the timing and sequence of the Project. Builder's Authorized Representative will provide a Construction Schedule to Contractor. The Construction Schedule will set forth the start date for the Work (or for each House in the Project, where applicable) as well as the date for the Completion of Work and any intermediate milestones. The Construction Schedule is to provide Builder and Contractor with a general framework of the time for Contractor's performance. The actual schedule will depend on a number of factors such as weather, market conditions and other matters in the discretion of Builder, and Contractor must not proceed with any part of the Work ahead of time designated by Builder without prior written authorization. Builder reserves the right to provide an updated or amended Construction Schedule at any time and Contractor must immediately proceed in accordance with the amended Construction Schedule. Contractor must coordinate its Work with any other contractors so there will be no interference with work of others.

4.10(b) Sequencing of Work. Contractor acknowledges it is responsible to perform all elements of the Work in the proper sequence and the Work in the proper sequence with work of other contractors. Contractor will not proceed with work out of sequence without providing written notification to Builder.

4.10(c) Timely Completion of Work. Contractor must complete the Work in a prompt and diligent manner and achieve the Completion of Work in accordance with the time designated in the Construction Schedule. Contractor acknowledges that failure to meet the Construction Schedule is a material breach of the Contract. If Contractor is behind in the Work or if any portion of the Work is not commenced, performed, finished and delivered at the time established by Builder, Builder may direct Contractor, on forty eight (48) hours notice, to furnish additional labor and expedite deliveries of material and equipment, at Contractor's cost. If additional labor is not available, Builder may require Contractor to work overtime or additional shifts (and/or weekends and holidays) to such an extent as will be sufficient to achieve the Completion of Work or any portion of the Work in accordance with the Construction Schedule, all at Contractor's cost.

Exhibit 10.6 - Page - 17

4.10(d) Mandatory Overtime. In order to expedite completion of the Project or the Work, Builder may direct Contractor to work overtime. Contractor must work overtime as directed by Builder and, so long as the overtime was not caused by the delay of Contractor, its subcontractors, suppliers or others for whom it is responsible, Builder will pay the actual extra cost of overtime over Contractor's normal labor rates. Contractor must not mark-up such costs for overhead or profit. Time slips covering overtime must be checked and approved daily by Builder's Authorized Representative.

4.10(e) Remedies for Delay. Contractor is not entitled to recover from Builder any additional compensation or impact or other damages on account of any delay or disruption to work flow, whether caused in whole or in part by Builder or others. Contractor's sole remedy for such delay will be an extension of time to perform, which will be subject to Builder's written approval. Contractor must make any claim for an extension of time within three (3) calendar days of the event giving rise to the claim. The claim must be in writing and reasonably detailed, including without limitation specifying the cause of the delay and the anticipated number of delay days. Contractor's failure to timely deliver a claim constitutes conclusive and nonrebuttable evidence that no time extension is due.

Section 5. CHANGES TO WORK

5.1 Builder's Right to Change Work. During the course of the Work, Builder may make changes to the scope of the Work, including additions to and deletions from the scope of the Work. Builder will issue a Change Order or COR to Contractor for each change. Builder may also authorize a particular repair or one-time correction to the Work or additional or separate work by providing Contractor with an LMA, FPO or a COR describing the work. Work performed under a Change Order, COR, FPO or LMA is subject to all of the terms and conditions of the Contract Documents.

5.2 Contractor's Compensation for Change Order.

5.2(a) Mutually Agreed Upon Change. If a Change Order increases or decreases the scope of the Work, then the Contract Price will be adjusted accordingly as mutually agreed upon by the parties. All mutually accepted changes to the Work and the Contract Price will be fully set forth in a written Change Order signed by both parties.

5.2(b) Proceeding Without Agreement. If the parties cannot agree within five (5) Business Days after Builder delivers the proposed Change Order as to whether any particular work is a change to the Work, or should result in adjustment to the Contract Price, or the amount of the adjustment, Contractor must nonetheless timely perform the alleged changed or extra work, if directed to do so in writing by Builder's Authorized Representative. If Contractor believes that the Contract Price must be increased because of the changed or extra work, Contractor must submit a written "Notice of Intent to File Claim for Additional Compensation." within five (5) Business Days after Builder's Authorized Representative delivers written direction to proceed with the changed or extra Work. Contractor's Notice must reasonably describe the basis for the requested adjustment to the Contract Price. Contractor must keep and submit to Builder on a daily basis a complete breakdown of all costs incurred for the extra Work, including a labor breakdown by name of person, hours worked, and task performed for each worker performing the extra Work as well as a similar breakdown for all equipment used and copies of all invoices and delivery tickets for materials used.

Exhibit 10.6 - Page - 18

5.2(c) Requirement of Notice. Contractor's failure to timely deliver a "Notice of Intent to File a Claim for Additional Compensation", or maintain and deliver an accurate cost breakdown and supporting documentation, constitutes conclusive and nonrebuttable evidence that no changed or extra Work was performed and that no payment for the alleged changed or extra Work is due to contractor. No notice by Contractor or Builder is required if the change will result in a reduction in the Contract Price.

5.2(d) Calculation of Price Adjustment In the absence of agreement as to the amount of the Contract Price adjustment to be made for any changed or extra Work, the increase or decrease to the Contract Price will be determined on the basis of: (I) unit prices, if any, set forth in Schedule C attached to the Contract, unless calculating the adjustment in this manner would be inequitable; (2) Direct Costs plus a mark-up, (any increase or decrease in Direct Costs, as defined in Schedule C to the Contract, plus or minus a mark-up of not more than fifteen percent (15%) for Work performed directly by Contractor and an aggregate of five percent (5%) for Work performed by all tiers of subcontractors, for an aggregate mark-up not to exceed twenty percent (20%)); or (3) the stated price, if the item of Work is separately priced in Schedule C to the Contract. Labor rates in connection with any change are those set forth in Schedule C to the Contract. In any case, Contractor will deliver to Builder information reasonably acceptable to Builder substantiating the claimed adjustment.

5.3 Requirement of Writing. The scope of Work, Construction Schedule and Contract Price may be changed only by a written Change Order, LMA, FPO or COR signed by Builder. This requirement is of the essence of the Contract Documents. Accordingly, no course of conduct or dealings between the parties, nor express or implied acceptance of alterations or additions to the Work, and no claim that Builder has been unjustly enriched by any change in the Work, whether or not there is in fact any unjust enrichment, will be the basis for any claim for an increase in the Contract Price.

5.4 Contractor's Compensation for Customer Option Request (COR).
Builder may issue Contractor a COR in order to change the Work on specific Houses. Contractor must sign and return the COR to verify receipt and then timely perform any additional work or make other changes to the Work, as directed by the COR. Contractor will be compensated for any work performed pursuant to a COR in the amount previously designated in the Schedule C to the Contract or set forth in the COR.

Exhibit 10.6 - Page - 19

5.5 Contractor's Compensation for Labor Material Authorization (LMA). Contractor will be compensated for any work performed pursuant to an LMA in the amount set forth in the LMA.
Section 6. PAYMENTS

6.1 Contract Price. Contractor must perform the Work for the Contract Price set forth in Schedule C attached to the Contract. The Contract Price covers all costs, foreseen or unforeseen, incurred or to be incurred by Contractor to perform and complete the Work, including without limitation all applicable labor, materials, payments to subcontractors or suppliers, rental charges, sales, consumer, use and other similar taxes, multiple move-ins, communication and copying costs, insurance premiums. taxes, applicable permit fees, testing fees, royalty and license fees, utility charges, guaranties and maintenance bonds required by the Contract Documents, as well as Contractor profit and overhead.
6.2 Changes to Contract Price.

6.2(a) Requested Price Change. If Schedule C does not provide for the Contract Price to be fixed, and if Contractor experiences a change in its cost to complete the Work, Contractor may propose a price increase or decrease to Builder on sixty (60) days' prior written notice. Contractor must justify any requested price increase with adequate documentation demonstrating an increase in Contractor's price for labor, materials, supplies, overhead or equipment necessary for completion of the Work. Builder has the sole discretion to accept, reject or modify Contractor's proposed adjustment.

6.2(b) Price Change Procedure. If after a review of Contractor's proposed adjustment and documentation Builder approves a price change, a written Change Order will be issued and executed by Builder and Contractor setting forth the new agreed-upon Contract Price. Any adjustment under this Section will apply only to Work to be performed on Houses with a start date after the date the Change Order is fully executed. Contractor must complete all Work on Houses with a start date prior to the date a Change Order is fully executed at the agreed upon Contract Price in effect prior to that date, as set forth in Schedule C or in a prior Change Order.

6.2(c) Termination of Contract. If Builder and Contractor cannot reach agreement on a new Contract Price, Builder may terminate the Contract, and may terminate this Master Agreement as well, under Section 10.2. Any and all Work not completed on Houses with start dates prior to the date of termination will continue to be governed by the Contract Documents as if the Contract and/or Master Agreement had not been terminated.

6.3 Payment Terms.

6.3(a) Payment Procedure. Unless otherwise specified in the Contract, Builder will make progress payments that are due to Contractor, within seven (7) days after the date on which Contractor's payment is "approved" by Builder as provided herein. Unless Contractors payment request is sooner disapproved by Builder as permitted herein or under applicable law. Contractors payment request shall be deemed approved by Builder fourteen (14) days after, as applicable, either: (a) the date on which Builder receives a proper Auto Voucher Report signed and submitted by Contractor as provided herein, and containing all required supporting documentation: or (b) a proper invoice from Contractor, prepared and submitted by Contractor as provided herein, and containing all required supporting documentation. The amount payable to Contractor shall equal ninety percent (90%) of the amount which Builder's Authorized Representative reasonably determines to be due to Contractor under Contracts for Off-Site Work and one hundred percent (100%) of the amount which Builder's Authorized Representative reasonably determines to be due to Contractor under Contracts for On- Site Work, in both cases less the deduction for SHPlP calculated under Section 9.5. Builder may pay any or all billings by joint check, as necessary to protect Builder, in Builder's Discretion.

Exhibit 10.6 - Page - 20

6.3(b) Unit Prices. Where the Contract Price is determined based on unit prices, Contractor must keep complete and accurate records of the quantities of all Work performed.

6.3(c) Partial and Final Payment. Builder will make final payment to Contractor of the balance due to it under the Contract seven (7) days after receipt of Contractor's final invoice following the Completion of Work. No partial payment to Contractor will operate as approval and/or acceptance of Work done or materials furnished. Any partial payment or payments made by Builder to Contractor will be subject to final audit and adjustment and Contractor must reimburse Builder in the event there is any overpayment. The acceptance by Contractor of final payment constitutes a release by Contractor in favor of Builder and its surety of any claims and1 or liens against Builder and Builder's property in any way arising under or by virtue of the Contract Documents, except for written claims in stated amounts submitted to Builder prior to final payment.

6.3(d) Condition Precedent to Payment As a condition precedent to any payment becoming due, Contractor must previously have provided to Builder:

(1) the certificates of insurance (or policies) required under this Master Agreement;
(2) Contractor's employer tax identification numbers and Registrar of Contractors number and information concerning any business licenses that apply to the Work; and
(3) evidence of payment to and/or lien waivers and releases from laborers, any applicable union trust fund, subcontractors, suppliers, and others with respect to labor, materials and services furnished to Contractor for the Work, all in a form satisfactory to Builder.

6.3(e) Release of Retention. Notwithstanding anything contained in this Section6 to the contrary, within seven (7) days following the date on which Contractors, final payment request is approved by Builder and all Work has been completed as provided herein. Builder will release to Contractor any retention withheld from Contractor, less one hundred fifty percent (150%) of the amount sufficient to pay the direct expenses Builder reasonably expects to incur to correct any disputed items, including any unsettled claims and incomplete, incorrect or defective work.

Exhibit 10.6 - Page - 21

6.4 Billing.

6.4(a) Auto Voucher Procedures. For Contracts being administered using Builder's Auto Voucher system, the following procedures apply:

(1)           Builder's Authorized Representative will designate the completed portions of the Work in Builder's scheduling system Such a designation is not the equivalent of the "Completion of Work," as defined by this Master Agreement.

(2)           On a weekly basis, Contractor will receive an Auto Voucher Report and Lien Release ("Auto Voucher Report”) from Builder, which will identify all items of the Work that are deemed completed and payable and the amount due for these items.

(3)           Contractor must sign the Auto Voucher Report, and return the original to Builder's address listed in Section 1.1 together with Subcontractor and Supplier Lien Releases for all subcontractors and suppliers identified in Schedule E to the Contract and/or listed on the Auto Voucher Report in order to qualify the portion of the Work identified on the Auto Voucher Report for payment. Executed Supplier Lien Waivers Releases in the appropriate form are required every 30 days and appropriately executed Unconditional Waiver and Release on Final Payment are required at the time of the final payment for the Work. No payment shall be issued without an original signed Auto Voucher Report and all required lien releases.

(4)           CORs will be paid in accordance with the procedures in subsections (I)through (3)above.

6.4(b) Non-Auto Voucher Procedures. For Contracts being administered without using Auto Voucher Procedures, invoices must meet the following criteria:

(1)   All work billed for must be completed.

(2)	Each invoice must show the following and be accompanied by a Payment Authorization Form:

- Community Name
-Lot and Building Numbers
-Project Number and Cost Code or Option Code
-Contract Number
-LMA, FPO, COR or Change Order Number, if applicable Pay item number, description of item or draw breakdown invoiced and dollar amount (percentage only will not be accepted).

Exhibit 10.6 - Page - 22

(3)
Necessary lien releases, on Builder's standard forms with original signatures, invoice numbers, tract numbers, phase numbers and lot or building numbers from Contractor and all subcontractors and suppliers.

(4)	If required by the Contract, invoices must be submitted on Builder's standard invoice form, as supplied to Contractor.

(5)	If required by the Contract, checklists must be signed by Builder's Authorized Representative and submitted with each invoice.

(6)           Final draw or retention, if applicable, will be billed separately, thirty (30) days after the Completion of Work.

(7)
All invoices must be submitted for payment no more than sixty (60) days after Completion of Work. No invoices will be paid that are received by Builder more than sixty (60) days after the Completion of work.

(8)
Contractor's certification that (1) all information contained in the invoice is true and correct, (2) Contractor is not aware of any basis for the filing of any mechanic's lien, material mens liens, stop notices, security interests or other liens in connection with the Work and (3) all due and payable bills have been paid to date, or will be paid with the proceeds of the invoice.

6.5 Payment Offset Rights ("Back Charges").

6.5(a) Right to Withhold Payment. Builder has the right, but is not required, to deduct from any amounts due to Contractor one hundred percent (100%) of the amount sufficient to pay the direct expenses Builder reasonably expects to incur to correct any of the following conditions: (1) Contractor's breach of this Master Agreement or the Contract, (2) defective work not remedied in a timely fashion; (3) the assertion by third parties of any claim or lien against Builder or its surety or the Site arising out of Contractor's performance of the Work, including claims covered by insurance until the claims are accepted without a reservation of rights by the Contractor's insurer; (4) unsatisfactory progress by Contractor; (5) failure by Contractor to diligently perform punch-list, clean-up, or warranty work; and (6) damage caused by Contractor to the work or property of Builder or other contractors. Builder shall exercise this right by preparing and issuing, within fourteen (14) days after receipt of Contractors payment request. a written statement detailing those terms in Contractors payment request that are not approved for any reasons provided above.

Exhibit 10.6 - Page - 23

If Builder exercises this right in good faith, Contractor is not entitled to any interest whatsoever on the money so withheld regardless of the resolution of the dispute. When the cause for any withholding has been remedied by the Contractor to the Builder's reasonable satisfaction, the amount of such withholding will be paid.

6.5(b) Payment by Contractor. If there are no sums due to Builder from Contractor, or the sums are insufficient to cover the amounts owed by Contractor to Builder, Builder will invoice Contractor for the amount due and Contractor must submit payment within thirty (30) days. Interest will accrue at the rate of eighteen percent (18%) per annum on any amount not paid in thirty (30) days.

6.5(c) Books and Records. Contractor must maintain full and accurate records and books of account necessary to document: (a) All activities undertaken by or on behalf of Contractor in the course of the Work including without limitation all testing, sampling and other work performed by Contractor, its agents and subcontractors; and
(b) except for work for which compensation is entirely on a fixed price basis, all charges, expenses and disbursements paid or incurred by Contractor, its agents and subcontractors in performing the Work. Books of account must be kept in accordance with generally accepted accounting principles consistently applied or in another auditable form agreed to by Builder in advance and in writing. Contractor must make all such books and records available to Builder for inspection and copying upon request during normal business hours for a period of at least fwe (5) years after the Completion of Work under each Contract.

Section 7. WARRANTY

7.1 Requirement of Quality. Contractor warrants to Builder that (a) all materials and equipment furnished by Contractor are new (unless otherwise specified in the Contract Documents) and of good quality. (b) the Work is of first-class workmanship and free from defects and (c) the Work conforms with Applicable Requirements, the Contract Documents and the model Houses, where applicable. Any portion of the Work not conforming to these standards, including any substitutions not properly authorized, is deemed defective.

7.2 Two Year Warranty. Contractor guarantees all materials and workmanship for a period of two (2) years from (a) the Completion of Work under Contracts for Off-Site Work or (b) the close of escrow for the applicable House under Contracts for On-Site Work, pursuant to the Arizona Registrar of Contractors requirements. The warranty period for any corrected portion of the Work will be extended until two (2) years after each correction. This special two-year warranty is in addition to other contractual, implied and statutory warranties provided in law or equity. Nothing contained herein will be deemed to limit Contractor's liability for latent or patent defects or any statutory or implied warranties and it has no relationship to the time within which other obligations of Contractor under the Contract Documents may be enforced.

Exhibit 10.6 - Page - 24

7.3 Correction of Work. As between Builder and Contractor, if any portion of the Work is found to be defective (a) prior to the Completion of Work or (b) during the warranty period, or such longer period of time as may be prescribed by the Contract Documents, Applicable Requirements or law, then Contractor must promptly repair or replace it to Builder's satisfaction. Contractor must perform all necessary corrections within the shortest time possible, and must use overtime help and time saving procedures as Builder may require. If Contractor fails to initiate proper corrective action within twenty-four (24) hours after notice from Builder, fails to keep a confirmed appointment with Builder or Builder's customer, or in the event of an emergency, the problem may be corrected by Builder, at Contractor's cost (subject to Contractor's rights to recover costs under applicable SHPlP coverage after the application of any claim reduction amount). As between a subsequent owner of one or more of the Houses comprising the Work, or a homeowners association formed for all or a portion of the Project, on the one hand, and Builder and Contractor and Contractor's subcontractors, and others for whom Contractor is responsible, on the other hand, claims of defects will be subject to the procedures, rights and obligations set forth in Section 11 and Section 4.l(e).

7.4 Cost of Corrections. Contractor is responsible for all costs arising out of defective Work, including without limitation all costs of detection, correction or delay, Builder's personnel and other costs allocable to troubleshooting, administration and the like, re-testing and reinspection costs, any consequential or other damages suffered by Builder and the cost of repairing or replacing all other work adversely affected (subject to Contractor's rights to recover costs under applicable SHPlP coverage after the applicati on of any claim reduction amount).
7.5 Trained Warranty Personnel. Contractor warrants that it has employees trained or will train employees to perform warranty work. Contractor must provide specific warranty training as directed by Builder, and must provide Builder with a current list of these warranty service providers upon request. Contractor will dispatch ONLY such specially trained individuals to repair or replace Work found to be defective under the terms of the above warranty.

7.6 Product Warranties. Contractor shall provide Builder with copies of all product warranties, which relate to any materials or equipment (collectively referred to as products) installed by Contractor, including all documentation required to be provided to Owner pursuant to Section 4.5(b) above.

Section 8. CONTRACTOR'S DEFENSE AND INDEMNITY

8.1 Defense and Indemnity. To the maximum extent permitted by law, Contractor shall defend (at Contractor's sole cost and expense and with legal counsel approved by Builder, which approval shall not be unreasonably withheld), indemnify and hold harmless Builder and its respective parent corporations, officers, directors, agents, employees, shareholders, affiliates, successors, assigns and related entities (collectively, 'Indemnitees") from all losses, claims (including, without limitation, personal injury, bodily injury, death of persons or damage to property), demands, allegations, damages, actions, obligations, causes of action, suits, losses, fines, penalties, judgments, liabilities, costs and expenses (including, without limitation, attorneys' fees, investigation costs, expert fees and costs, disbursements and court costs incurred as a result of such claims or in enforcing this indemnity provision, at trial and on appeal) (collectively, "Indemnity Losses") arising out of, in connection with, or resulting from: .

Exhibit 10.6 - Page - 25

(a)
any breach by or default of Contractor under this Agreement, including, without limitation, the failure of the Work to comply with Contract Documents, deviations in the Work from any plans or specifications provided by Builder, and/or defects in the Work;

(b)
any alleged or actual infringement or violation of any trademark. patent, copyright, unfair trade or other intellectual property rights arising in connection with the Wok except where Builder specifies a particular process or product of a particular manufacturer and Contractor does not know, and reasonably should not know, of any infringement or violation;

(c)
the injury or death of any person (including Contractor's and its subcontractors' and suppliers' officers, directors, agents or employees) or damage to property of any kind (including loss of use) arising out of or in any way connected with any of the following acts or omissions by Contractor, its subconcontractors, suppliers or others under the control of Contractor or for whom Contractor is responsible:

(i)           any willful misconduct or other intentionally wrongful acts;

(ii)           any acts or omissions giving rise to punitive damages;

(iii)
any acts or omissions in connection with ownership, maintenance, use (including transport of mobile equipment) or loan to others of aircraft, automobiles or watercraft owned or operated by or rented, leased or loaned to Contractor, its subcontractors or suppliers or others under the control of Contractor or for whom Contractor is responsible; or

(iv)
any negligent act, error or omission of Contractor, its subcontractors, suppliers or others under the control of Contractor or for whom Contractor is responsible in connection with the Project, including, without limitation, the negligent performance of, or errors or omissions in, the performance or non-performance of the Work.

Exhibit 10.6 - Page - 26

To the greatest extent permitted by law, the obligations to defend, indemnrfy and hold harmless the lndemnitees pursuant to Section 8.1 will apply regardless of whether the event giving rise to such obligation is mused in part by the active or passive negligence of any lndemnitee, but will not apply to the extent that any lndemnitee Losses are caused by the sole negligence or wilful misconduct of Builder or another lndemnitee. Contractor understands and acknowledges that the indemnification obligation hereunder is intended to constitute a specific indemnity provision under Arizona law and extends to and includes lndemnitee Losses arising from the active or passive negligence of lndemnitees. This indemnification shall survive completion of the Work and termination of this Master Agreement. Moreover, should Builder be forced to institute a proceeding to establish said duty to indemntfy, it shalt also be entitled to recover its attorneys' fees and costs incurred in establishing said duty. Contractor's obligation to indemnify under this Section 8 is independent from and in addition to Contractor's duty to defend.
The duty to defend hereunder is wholly independent of and separate from the duty to indemnlfyand such duty to defend ex& regardless of any ultimate liability of Contractor. Such defense obligation shall arise immediately upon are sentation of a Claim by any party and written-notice of such Claim being provided to Contractor. Payment by any lndemnified Party or the payment or advance of defense costs by any lndemnified Party shall not be a condition precedent to enforcing such lndemnified Party's rights to indemnification hereunder. Contractor's indemnification obligation hereunder shall sunrive the expiration or earlier termination of this Master Agreement until such time as action against the lndemnified Parties for such matter indemnified hereunder is fully and finally barred by the applicable statute of limitations and/or repose. Contractor's liabili for indemnification hereunder is in addition to any liabilities Contractor may have to Builder for a breach by Contractor of any of the provisions of this Master Agreement. Under no circumstances shall the insurance requirements and limits set forth in this Master Agreement be construed to limit Contractors indemnification obligation or other liability hereunder. Moreover, should Builder be forced to institute a proceeding to establish said duty to defend. Builder shall also be entitled to recover its attorneys' fees and costs incurred in establishing said duty.

8.2 Scope of Defense and Indemnity Under SHPIP. Notwithstanding the provisions of Sections 8.1 above, if Contractor and its subcontractors and suppliers are enrolled in and covered by SHPIP, then to the extent SHPIP provides a full defense and indemnity to the lndemnitees for lndemnity Losses, Contractor and its subcontractors and suppliers shall not be required to provide a defense and indemnity to the lndemnitees in connection with such lndemnity Losses.

8.3 Scope of Defense and indemnity in the Absence of SHPIP. Notwithstanding the provisions of Sections 8.1 above, if Contractor, its subcontractors and suppliers or others for whom Contractor is responsible are not enrolled in and covered by SHPIP, or if Builder elects to discontinue SHPIP under Section 9.6 and Work under any Contract is not covered by SHPIP, then Contractors defense and indemnity obligations shall extend to any and all Indemnity Losses arising out of or in any way connected to the Work.

Exhibit 10.6 - Page - 27

8.4 Subcontracts. Contractor shall incorporate the provisions of this Section 8 in written contracts with its subcontractors and suppliers, in a manner that requires each subcontractor and supplier to indemnify defend and hold harmless Builder and the other undertakes to the same extent that Contractors required to do so.

8.5 Survival. The provisions of this Section 8 shall survive the Completion of Work and the expiration or earlier termination of this Master Agreement and/or the Contract.

Section 9. INSURANCE AND BONDS

9.1 Shea Homes Partnership Insurance Program. Builder has established the Shea Homes Partnership lnsurance Program ("SHPIP"), which provides the following insurance coverage for specified contractors and subcontractors.

9.1(a) General SHPlP Coverage. SHPlP is for the benefit of Builder and contractors and subcontractors of all tiers who are enrolled. Builder will provide certificates of insurance to all contractors and subcontractors who are enrolled in SHPIP. SHPIP will apply only to Work performed at the Site and will not cover suppliers and subcontracts that have not been provided a certificate of insurance. Contractors, subcontractors, and suppliers who do not have a certificate of insurance must secure and maintain, at their own cost, the insurance coverage specified in the Contract.

9.l(b) Specific SHPlP Coverage. SHPlP provides General Liability lnsurance coverage specified in a summary Builder will make available on to Contractor, and, for on-site contractors ONLY, "all risk" builder's risk insurance covering all materials, equipment and supplies which are to become a permanent part of the Project on a replacement cost basis. Contractors' and subcontractors' tools and equipment (including office trailers, tool sheds and any other temporary structures) not intended to become a permanent part of the Project are excluded from the 'all risk" coverage. SHPlP is intended to provide the first layer of insurance coverage for all enrollees subject to the deductibles or claim reduction amounts specified in the Contract and/or the SHPlP lnsurance Manual. In the event of a conflict between the Contract and the SHPlP lnsurance Manual, the amounts in the SHPlP lnsurance Manual shall prevail. Language, other than in Section 7 (warranty), requiring Contractor to make repairs 'at its cost", or similar phrases, or to pay damages, applies only to the extent SHPlP does not provide coverage or any applicable SHPlP deductible or claim reduction amount has not been met by Contractor. Coverage for Completed Operations only applies to those Houses where escrow has closed during the SHPlP Policy Period as defined in Section 9.6 below.

Exhibit 10.6 - Page - 28

9.2 Coverages Not included in SHPIP. Notwithstanding SHPIP, Contractor and its subcontractors must secure and maintain at their own cost and expense Business Auto Liability lnsurance and Worker's Compensation and Employer's Liability lnsurance as specified in this Section 9.2.

9.2(a) Business Auto Liability Insurance. Business Auto Liability lnsurance shall be in the amount of $1,000,000 per occurrence combined single limit for bodily injury and/or property damage liability, including coverage for:

(i) Owned automobiles.

(ii) Hired or borrowed automobiles.

(iii) Non-owned automobiles.

Contractor must provide a Certificate of lnsurance to Builder evidencing such coverage prior to commencing the Work. The Certificate must include endorsements (1) naming Builder, the owner of the Project, and such additional parties as Builder reasonably designates, as additional insureds and (2) providing thirty (30) days' written notice to Builder in the event of cancellation or material reduction in coverage, except for non-payment of premiums for which notice will be ten (10) days.

9.2(b) Worker's Compensation and Employer's Liability Insurance. Worker's Compensation and Employer's Liability lnsurance shall include coverage under the U.S. Longshoremen's and Lrborworker's Act, if applicable. The Worker's Compensation insurance must be in the form and amount required by applicable statute. The Employers' Liability minimum limits required are as follows:

(i) $1,000.000 -Each accident

(ii) $1,000,000 Disease -Policy Limit

(iii) $1,000,000 Disease -Each Employee

The Worker's Compensation policy must contain endorsements providing (i) a waiver of subrogation in favor of Builder and (ii) 30 days written notice to Builder in the event of cancellation or reduction of coverage, except for non-payment of premiums, for which notice must be ten days.

9.3 Certificates. Builder will provide all contractors and subcontractors enrolled in SHPIP with appropriate evidence of insurance. General liability insurance will be covered through a master policy. A certificate of insurance will be issued to each covered contractor and subcontractor as evidence of the general liability insurance.

9.4 Contractor's Responsibilities. Contractors and subcontractors must cooperate with Builder and Builder's insurance administrator in connection with administration and operation of SHPIP. Contractor's and subcontractors' responsibilities include without limitation timely (a) providing necessary contract, operations and insurance information, (b) notifying Builder's insurance administrator of all subcontracts awarded, (c) maintaining and providing monthly payroll records and other records as necessary for premium computation, for a period of at least one year after the Completion of Work (which Builder and SHPlP insurance companies may audit periodically), (d) complying with loss control, safety, accident prevention and claims reporting and handling procedures, and other procedures specified in the SHPlP insurance manual to be provided by Builder, (e) maintaining the OSHA 200 Log to be provided monthly to Builder and (f) notifying their insurance brokers and insurers of the coverage provided under SHPlP and immediately reporting all new subcontractors to Builder for potential enrollment in SHPIP. Contractor's failure to meet the timely reporting requirements to Builder's insurance administrator will subject Contractor to paying (as set forth in Section 9.5 below) premiums estimated by Builder's insurance administrator that may otherwise exceed costs determined from timely reports by Contractor. The procedure for Builder's estimating Contractor's premium obligations are as set forth in Builder's lnsurance Manual as may be adjusted from time to time.

Exhibit 10.6 - Page - 29

9.5 Deduction of SHPlP Insurance Costs. In consideration for Builder providing the coverage specified in SHPIP, Builder will deduct certain insurance costs from the amounts otherwise due from Builder to Contractor. As specified in the SHPlP insurance manual, the SHPlP enrollment forms indicate each contractor's and subcontractor's current insurance rates for the coverage to be provided by SHPIP. On or before the tenth of each month, Contractor must submit for itself (and must cause its subcontractors to submit) payroll for the Project and other information reasonably requested by Builder in order to calculate insurance charges. Builder will deliver its calculation of insurance charges to Contractor prior to the date of the payment on which the deduction is taken. Builder's calculations are conclusive, except for manifest mathematical errors.

9.6 Cancellation of SHPIP. Builder's intent is to keep SHPlP in force through the completion of the Project. SHPIP's insurance period for General Liability runs from August 1through July 31 of the following year and for Builder's Risk runs from January 1 through December 31 (collectively, "SHPIP Policy Period"). However, Builder reserves the right to terminate or modify SHPIP or any portion of it in Builder's sole discretion. To exercise this option, Builder will provide forty-five (45) days advance written notice to all contractors and subcontractors enrolled in SHPIP. Contractors and subcontractors will be immediately required to obtain replacement insurance coverage as required by Builder and should replacement insurance result in an increase in Contractor's net insurance cost for the Project, Builder will reimburse Contractor under a Change Order for the amount of any reasonable increase (pro-rated over the remainder of the SHPlP Policy Period). Written evidence of such insurance must be provided to Builder prior to the actual termination of SHPIP.

9.7 Bonds. At any time prior to commencement of any Work, Builder may require Contractor to furnish to Builder, at Builder's expense, a Performance Bond and or Payment Bond each in an amount specified by Builder, but not to exceed the Contract Price (without bond premiums). The bonds must be in a form and executed by a corporate surety satisfactory to Builder. If Builder demands the bonds, Contractor must not commence any Work until it has furnished the bonds and they have been  accepted by Builder.

Exhibit 10.6 - Page - 30

Section 10. TERMINATION

10.1 Termination for Default

10.1(a) Causes for Termination. Builder, at its option, may terminate Contractor's right to further perform under the Contract Documents and complete the performance of the Work if Contractor breaches a material provision of the Contract Documents, and such failure or default, if curable, is not corrected within forty- eight (48) hours after written demand by Builder. A material breach includes, without limitation, any of the following: (1)Contractor files, or is the subject of, a petition for bankruptcy, (2) Contractor makes a general assignment for the benefit of its creditors, (3) a receiver is appointed on account of Contractor's insolvency, (4) a writ of execution or attachment or any similar process is issued or levied against any bank accounts of Contractor, any property or assets of Contractor being used or required for use in the performance of the Work or any substantial portion of any other property or assets of Contrador, (5) Contractor fails to make prompt payment to employees, laborers, subcontractors or suppliers, (6) Contractor refuses or neglects to supply a sufficient number of properly skilled workers or a sufficient quantity of material, (7) Contractor fails to properly and diligently prosecute the Work or (8) Contractor fails to perform the work in accordance with the Applicable Requirements or the Contract Documents.

10.1(b) Completion of Balance of Work. If Builder terminates the Contract under lO.l(a), Contractor will not be entitled to receive any further payment under the Contract Documents until the Completion of Work and expiration of the period in which any lien may be filed. If the unpaid balance of the Contract Price exceeds the expense incurred by Builder to finish the Work, any excess remaining, after deducting any other amounts due Builder under Section 6.5,will be paid to Contractor. If the expense exceeds the unpaid balance, Contractor must immediately pay the difference to Builder.

10.1(c) Non-Exclusive Remedy. Builder's right to terminate Contractor's right to perform under this Section 10.1 is in addition to and not in limitation of any other rights or remedies existing under the Contract Documents, at law or in equity, including without limitation the right to recover damages from Contractor. Should any competent authority with jurisdiction, whether an arbitrator or a court, determine that Builder's termination for cause was in error and that Builder was in breach for so terminating Contractor, the termination will be deemed a termination for convenience and Contractor's remedies will be limited to those provided in Section 10.2.

10.2 Termination for convenience.

10.2(a) Termination Procedure. At any time and for any or no reason Builder may terminate: (1) any or all of the Contract(s); and, (2) this Master Agreement for Builder's convenience by written notice to Contractor. Unless the notice directs otherwise, upon receipt of such notice, Contractor must immediately discontinue @ the Work and the placing of orders for materials in connection with the Work, and if requested, must make every reasonable effort to procure cancellation of all existing orders or subcontracts upon terms satisfactory to Builder, or at Builder's option give Builder or Builder's assignee the right to assume and receive all benefits to be derived from those obligations directly.

10.2(b) Contractor's Compensation. Upon termination under this Section 10.2,Contractor will be entitled, as its sole compensation, to the lesser of: (1)the actual, verifiable direct costs of the Work completed, plus a markup of fifteen percent (15%)aggregate, for Contractor and subcontractors and suppliers of all tiers, on those Costs for all indirect costs, impact costs, field supervision, administration, overhead and profit, or (2)the percentage of Work completed multiplied by the Contract Price, minus (in both clauses (1)and (2)) the amount of any payments made to Contractor prior to the date of termination and any amounts owed to Builder by Contractor under the Contract Documents. Contractor will not be entitled to any claim against Builder for unearned compensation, lost profits, lost opportunities or other damages.

10.3 Suspension. At any time and for any or no reason Builder may suspend the Work for Builder's convenience by written notice to Contractor. Upon such suspension, Contractor will be entitled to compensation as outlined in Section 10.2 above for termination for convenience. Contractor will not be entitled to recover from Builder, on account of such suspension, any additional compensation or damages that Contractor incurs as a result of the suspension and subsequent start-up. If the Work is suspended, and then recommenced, the time for performance will be extended by the number of days the Work was actually delayed. If a suspension continues for more than one (1)year, Contractor as its sole remedy will have the option of terminating the Contract(s) on thirty (30)days' written notice to Builder.

Section 11. DISPUTE RESOLUTION PROCEDURE

11.1 Disputes Not Involving Homeowners or Homeowners Associations. For any and all disputes between Builder and Contractor, which do not also involve homeowners associations or the owners of Houses where Work was performed, the parties will endeavor to resolve all such disputes through good faii negotiations. If the parties are unable to negotiate a mutually acceptable resolution, the parties agree to appoint a third patty mediator, whose fees they will split evenly. The parties agree to meet in good faith with the mediator in order to attempt to resolve the dispute. The parties expressly waive the right to a jury trial and agree, instead, to binding arbitration as a means to resolve all claims, disputes and other matters that are not resolved through negotiation or mediation. Such arbitration is to take place within the county in which the project is located or the county in which Builder's office is located, and pursuant to and governed by the Federal Arbitration Act (9 U.S.C. 3 1 ef seq.). The arbitration will be administered in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association ("AAA")or any other entity offering alternative dispute resolution services agreed to by the parties. Pending final resolution of any claim. Contractor will proceed diligently with performance of the Work (unless Builder directs otherwise in writing) and Builder will continue to make payments not the subject of the particular dispute in accordance with this Master Agreement and any applicable Contracts.

Exhibit 10.6 - Page - 31

11.2 Disputes Involving Homeowners or Homeowners Associations. For any and all claims by a homeowner or homeowner's association arising out of the Work, that are alleged to arise out of the Work under a Contract, Contractor agrees that if and to the extent requested by Owner or Builder, it will be bound by and participate In dispute resolution procedures set forth in Section 4.11(e)J. and/or an-mediation. binding arbitration or other dispute resolution proceedings between or among Owner. Builder and any homeowner and/or homeowners association. Pending final resolution of any claim, Contractor will proceed diligently with performance of the Work (unless Builder directs otherwise in writing) and Builder will continue to make payments not the subject of the particular dispute in accordance with this Master Agreement and any applicable Contracts.

NOTICE: BY EXECUTING MIS AGREEMENT, CONTRACTOR AND BUILDER ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS SECTION 11 DECIDED BY NEUTRAL BINDING ARBITRATION AS PROVIDED BY THE FEDERAL ARBITRATION ACT. BUILDER AND CONTRACTOR ACKNOWLEDGE THEY ARE GIVING UP ANY RIGHTS TO HAVE THE DISPUTE LITIGATED 1N A COURT OR JURY TRIAL AS WELL AS THEIR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, EXCEPT TO THE EXTENT THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS SECTION 11. IF BUILDER OR CONTRACTOR REFUSE TO SUBMIT TO BINDING ARBITRATION AFTER AGREEING TO THIS PROVISION. THE NON-COMPLYING PARTY MAY BE COMPELLED TO AREITRA* BY A COURT OF LAW.
Section 12. CONFIDENTIAL DISCLOSURE

12.1 Information Furnished by Builder. Information and ideas disclosed to Contractor in connection with the Contract Documents at any time in any form (including without limitation, orally, or in Plans, Specifications, software or other materials) which Builder considers proprietary and so indicates to Contractor at the time of disclosure or within a reasonable time after disclosure ("Proprietary Information") are entrusted to Contractor only for use on behalf of Builder. Contractor must keep Proprietary Information in confidence and must neither use (other than in performance of the Work) nor disclose Proprietary Information except as authorized in writing by Builder. However, Contractor is not liable for use or disclosure of any Proprietary Information which is shown by clear and convincing proof to either have been known to Contractor at the time of receipt from Builder or to be in the public domain.

12.2 Information Developed by Contractor. Information and ideas developed by Contractor under or in the course of performing the Work are owned by Builder and if Builder so indicates to Contractor, such information and ideas will be treated as Proprietary Information in accordance with Section 12.1.

Exhibit 10.6 - Page - 32

12.3 Ownership and Use of Documents. The Contract Documents are and will remain the property of Builder. Contractor must return or satisfactorily account for all Contract Documents upon termination or expiration of the Contract Documents and the Completion of Work.

12.4 Confidentiality. Contractor must not divulge information concerning the Work (including for example, cost information in applications of permits and approvals) to anyone other than the core team (consisting of Contractor, Builder and their respective authorized consultants, subcontractors and suppliers) without Builder's prior written consent unless the information has been made public by Builder. Builder reserves the right to release all information as well as to time its release, form and content. Contractor must ensure that each of its employees, agents, subcontractors and suppliers, who now or subsequently are assigned to perform the Work, will comply with the confidentiality obligations set forth in this Section 12. Contractor must include these obligations in written contracts with agents, suppliers and subcontractors. These requirements will survive termination or expiration of the Contract Documents and the Completion of Work.

12.5 Requests for Disclosure. In the event any third party, including a governmental agency, requests verbal or written information from Contractor, Contractor must immediately notify Builder of such request by telephone, with written confirmation within three (3) days. Contractor must oppose any request on such grounds as Builder may have, or as directed by Builder, whether by legal process or otherwise. In such event, Builder will reimburse the reasonable expense of Contractor's counsel. In the event the request is before any tribunal, Contractor must advise the tribunal of the confidential or privileged nature of the data requested. If Contractor is nevertheless required pursuant to judicial or administrative order to disclose the information, it may do so.

Section 13. MISCELLANEOUS

13.1 Notice. Notices or communications with respect to routine performance and administration of the Work must be given by such means as may be appropriate to provide adequate communication, including written confirmation as necessary.
All other notices, consents, requests, demands or other communications to or upon the respective parties must be in writing and will be effective for all purposes upon receipt on any Business Day before 5:00 PM local time and on the next Business Day if received after 5:00 PM or on other than a Business Day, including without limitation, in the case of (a) personal delivery, (b) delivery by messenger, express or air courier or similar courier, (c) delivery by United States first class certified or registered mail, postage prepaid and (d) transmittal by telecopier or facsimile, addressed to the parties at their respective addresses, as set out in the Contract or, if before any Contract, at the addresses below the parties' signatures. A "Business Day" is any day other than a Saturday, Sunday or federal or state legal holiday.

13.2 No Waiver. Waiver by either party of any breach of this Master Agreement will not constitute a waiver of any subsequent breach of the same or any other provision.

13.3 Interpretation. The Section numbers are not part of the Master Agreement and may not be used for any interpretation of the meaning of this Master Agreement. They are supplied solely for convenience in locating provisions of the

13.4 Governing Law; Severability. The performance and interpretation of the Contract Documents is governed by the internal laws of Arizona. If any provision of the Contract Documents is held to be invalid, in whole or in part, under any applicable federal, state, municipal or other law, ruling or regulation, then that provision will remain in effect to the extent permitted, and the remaining provisions will remain in full force and effect.

13.5 No Assignment by Contractor. Contractor may not assign, by operation of law or otherwise, any of its rights or obligations under the Contract Documents without Builder's prior written consent, which may be granted or withheld in Builder's sole discretion. The making of any assignment by Contractor, or any consent to it by Builder, will in no event relieve Contractor, or its surety, of any of its obligations under the Contract Documents. This Section 13.6 does not apply to the subcontracting by Contractor of a portion of the Work, under the Contract Documents. Subject to the above, the Contract Documents are binding upon and will inure to the beneft of the successors and permitted assigns of the parties.

13.6 Independent Contractor. Contractor is an independent contractor, and nothing in the Contract Documents may be construed to create a principal-agent. employer-employee or other relationship between Builder and contractor. Contractor is solely responsible for directing, supervising and bearing all costs associated with its officers and employees, including without limitation (a) payroll taxes and health and other benefits and (b)federal and state taxes and insurance and contributions for social security and unemployment which are measured by wages, salaries or other remunerations paid to Contractor's employees.

13.7 No Third Party Beneficiaries. No provision contained in the Contract Documents creates or gives to third parties any claim or right of action against Builder.

13.8 Fair Construction. The Contract Documents must be construed as a whole in accordance with their fair meaning and without regard to any legal presumption or statutes construing documents against the drafting party.

13.9 Attorneys' Fees. Payment of attorney's fees in disputes between Builder and Contractor are subject to the Dispute Resolution Procedure in Section 11.

Exhibit 10.6 - Page - 33

13.10 Early Use By Builder. In its sole discretion, Builder will be permitted to occupy and/or use any portion of the Work, which has been either partially or fully completed by Contractor before the Completion of Work. This use or occupancy will not relieve Contractor of its warranty obligations to make good, at its own expense, any defect in materials, equipment or workmanship. Contractor will not be responsible for the maintenance of such portion of the Work as may be used and/or occupied by Builder, or for any damages whose proximate cause is Builder's sole negligence or willful misconduct.

13.11 Condition Precedent. A condition precedent to the effectiveness of this Master Agreement is the execution and delivery of a Contract by Builder.

13.12 Survival. Indemnities, insurance requirements, confidentiality requirements, representations and warranties, Section 7 Warranty requirements and other provisions which by their nature are intended to continue after the Completion of Work, will survive expiration or termination of the Contract Documents and the Completion of Work.

13.13 Integration; Amendments. This Master Agreement contains the entire understanding between the patties and supersedes any prior written or oral agreements respecting the subject malter of this Master Agreement. There are no representations, agreements or understandings, oral or written, between the parties relating to the subject matter of this Master Agreement, which are not fully expressed in this Master Agreement. No act, usage or custom will be deemed to amend or modify this Master Agreement. This Master Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought.

Exhibit 10.6 - Page - 34

By: ____________________

Title: Purch. Mgr.

Address for Notices:

8800 N. Gainey Center Dr. Ste. 350
Scottsdale, AZ 85258
Phone: 480-348-6000
Fax: 480-948-8806

BUILDER'S REGISTRAR OF CONTRACTORS NO. ROC

CONTRACTOR: Floor Art

By: ____________________ 4-17-06

Its: Director

Address for Notices:

2152 E. Cedar St.
Tempe, AZ 85281
Phone: (480) 894-2591
Fax: (480) 894-2356

Contractor's Tax I.D. No.

CONTRACTOR'S REGISTRAR OF CONTRACTORS NO.

AZ-SHLP On-Site/Off-Site Master
Rev 2.1.06

37

Exhibit 10.6 - Page - 35